Exhibit 99.1

COMPANY CONTACT	INVESTOR CONTACTS:
Spectranetics Corporation	Lippert/Heilshorn & Associates, Inc.
Guy Childs, Chief Financial Officer	Don Markley or Bruce Voss
(719) 633-8333	(310) 691-7100
dmarkley@lhai.com

FOR IMMEDIATE RELEASE

SPECTRANETICS ACHIEVES RECORD REVENUE OF $30.4 MILLION IN FIRST QUARTER

Installed 41 Laser Systems in New Accounts, Highest Level of New Placements in Nearly Three Years

Affirms 2011 Outlook

COLORADO SPRINGS, Colo. (April 27, 2011) - Spectranetics Corporation (Nasdaq: SPNC) today reported financial results for the quarter ended March 31, 2011. The quarter’s highlights include:

•	Record revenue of $30.4 million achieved, representing 5% growth over prior year first quarter

•	Lead Management revenue increased 14% compared with prior year first quarter

•	Vascular Intervention revenue increased 4% over fourth quarter 2010 levels

•	International revenue grew 17% over prior year first quarter

•	Placed 41 laser systems in new accounts, highest level in nearly three years

•	Net loss of $154,000, or approximately break-even per share, which is a significant improvement compared with adjusted prior year net loss of $605,000, or $.02 per share

•	Received conditional FDA approval to initiate EXCITE In-Stent Restenosis randomized clinical trial

•	Received regulatory approval for Lead Locking Device in Japan

Revenue for the first quarter of 2011 was $30.4 million, an increase of 5% compared with revenue of $29.0 million for the first quarter of 2010. The net loss for the first quarter of 2011 was $154,000, or $0.00 per share, compared with a net loss of $958,000, or $0.03 per share, in the first quarter of 2010. The net loss in the first quarter of 2010 included $353,000 in special items. There were no special items in the first quarter of 2011. Excluding special items in the first quarter of 2010, the adjusted net loss was $605,000, or $0.02 per share. A further description of these special items and a reconciliation of these non-GAAP financial measures to the most directly comparable financial measure calculated in accordance with GAAP are provided immediately following the financial tables under “Reconciliation of Non-GAAP Financial Measures.”

“Our performance in the first quarter reflected meaningful progress on the key initiatives that support our plan to accelerate revenue growth while establishing profitability in 2011. We delivered sequential growth in Vascular Intervention revenue and 14% revenue growth over the prior year in Lead Management—which is consistent with the financial objectives we outlined earlier this year,” said Jason D. Hein, Senior Vice President of Sales, Marketing and Business Development. “I was particularly pleased with the placement of 41 laser systems with new customers during the quarter, a level we haven't achieved in nearly three years, which we expect to contribute to improving revenue levels throughout the remainder of 2011.”

Shar Matin, Senior Vice President, Operations, Product Development, and International, stated, “It remains our key objective to return to sustained double-digit revenue growth in 2012. Our strategy to achieve this is centered on marketing and sales execution to capitalize on the continued expansion of our addressable markets, new product introductions in 2012, international growth, particularly in Europe and Japan, and a renewed focus on clinical research as demonstrated by the planned initiation of the EXCITE ISR randomized clinical trial this quarter.”

First Quarter 2011 Revenue Review

Lead Management revenue increased 14% to $11.3 million, laser equipment revenue increased 47% to $1.9 million, and service and other revenue increased 11% to $2.5 million, all compared with the first quarter of 2010. Vascular Intervention sales declined 5% to $14.7 million, including three product lines: atherectomy (peripheral and coronary), which decreased 10%, crossing solutions, which increased 4%, and thrombectomy, which decreased 11%, all compared with the first quarter of 2010. Importantly, Vascular Intervention revenue increased 4%, or $0.6 million, as compared with the fourth quarter of 2010, primarily due to improving peripheral atherectomy and crossing solutions revenue.

On a geographic basis, revenue in the United States was $25.6 million in the first quarter of 2011, an increase of 3% from the prior year first quarter. International revenue was $4.9 million, an increase of 17% from the first quarter of 2010.

2011 Outlook

The Company affirmed its previously provided outlook, without revision.

The Company’s primary focus in 2011 is to improve the revenue growth rate while establishing profitability. Revenue is anticipated to be within the range of $122.5 million to $126.5 million, which represents an increase over 2010 revenue of 4% to 7%.

Gross margin is expected to be approximately the same as 2010 levels of 71%, but important initiatives designed to improve manufacturing efficiencies in 2012 and beyond will be implemented this year.

Conference Call

Management will host an investment-community conference call today beginning at 9:00 a.m. Mountain time, 11:00 a.m. Eastern time, to discuss these results. Individuals interested in listening to the conference call should dial (888) 803-8271 for domestic callers, or (706) 634-2467 for international callers. The live conference call will also be available via the Internet on the investor relations section of www.spectranetics.com.

A telephone replay will be available for 48 hours following the conclusion of the call by dialing

(800) 642-1687 for domestic callers, or (706) 645-9291 for international callers and entering reservation code 58851265. The web site replay will be available for 14 days following the completion of the call.

About Spectranetics

Spectranetics develops, manufactures, markets and distributes single-use medical devices used in minimally invasive procedures within the cardiovascular system. The Company’s products are sold in 40 countries and are used to treat arterial blockages in the heart and legs as well as the removal of pacemaker and defibrillator leads.

The Company’s Vascular Intervention (VI) products include a range of peripheral and cardiac laser catheters for ablation of occluded arteries above and below the knee and within coronary arteries. The Company also markets aspiration and thrombectomy catheters for the removal of thrombus and support catheters to facilitate crossing of coronary and peripheral arterial blockages.

The Lead Management (LM) product line includes excimer laser sheaths and cardiac lead management accessories for the removal of pacemaker and defibrillator cardiac leads.

For more information, visit www.spectranetics.com.

Safe Harbor Statement

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements are based on current assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties may include insufficient insurance coverage or the denial of insurance coverage related to legal costs or any settlement or judgment in connection with legal proceedings, including legal proceedings in which the Company may have an indemnification obligation, adverse impact to our business of the recently enacted healthcare reform bill and related legislation, continued or worsening adverse conditions in the general domestic and global economic markets and continued volatility and disruption of the credit markets, which, among other things, affects the ability of hospitals and other health care systems to obtain credit and may impede our access to capital, market acceptance of excimer laser atherectomy technology and our lead removal products, increasing price and product competition, increased pressure on expense levels resulting from expanded sales, marketing, product development and clinical activities, uncertain success of the Company’s strategic direction, dependence on new product development, intellectual property claims of third parties, availability of inventory from suppliers, adverse outcome of FDA inspections, the receipt of FDA approval to market new products or applications and the timeliness of any approvals, market acceptance of new products or applications, product defects, ability to manufacture sufficient volumes to fulfill customer demand, availability of vendor-sourced components at reasonable prices, unexpected delays or costs associated with the Company’s relocation and consolidation of its manufacturing operations, unexpected delays or costs associated with any planned improvements to the Company's manufacturing processes, and price volatility due to the initiation or cessation of coverage, or changes in ratings, by securities analysts. For a further list and description of such risks and uncertainties that could cause the actual results, performance or achievements of the Company to be materially different from any anticipated results, performance or achievements, please see the

Company’s previously filed SEC reports. Spectranetics disclaims any intention or obligation to update or revise any financial projections or forward-looking statements, whether as a result of new information, future events or otherwise.

Use of Non-GAAP Financial Measures

To supplement the Company’s consolidated financial statements prepared in accordance with U.S. generally accepted accounting principles (GAAP), Spectranetics uses certain non-GAAP financial measures in this release. Reconciliations of the non-GAAP financial measures used in this release to the most directly comparable U.S. GAAP measures for the respective periods, and an explanation of the Company’s use of these non-GAAP measures, can be found in “Reconciliation of Non-GAAP Financial Measures” immediately following the financial tables. Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for the Company’s financial results prepared in accordance with GAAP.

-Financial tables follow-

THE SPECTRANETICS CORPORATION
Condensed Consolidated Statements of Operations
(000's, except per share data and percentages)
(unaudited)

	Three Months Ended March 31,
	2011	2010
Revenue	$30,422	$29,010
Cost of products sold	8,927	8,367
Gross profit	21,495	20,643
Gross margin %	71%	71%
Operating expenses:
Selling, general and administrative	17,367	17,622
Research, development and other technology	4,253	3,699
Federal investigation legal and other costs	—	353
Total operating expenses	21,620	21,674
Operating loss	(125)	(1,031)
Other income, net	50	107
Loss before taxes	(75)	(924)
Income tax expense	(79)	(34)
Net loss	$(154)	$(958)

Loss per common and common equivalent share:
Basic	$(0.00)	$(0.03)
Diluted	(0.00)	(0.03)
Weighted average shares outstanding:
Basic	33,238	33,071
Diluted	33,238	33,071

THE SPECTRANETICS CORPORATION
Condensed Consolidated Balance Sheets
(000's)

	March 31, 2011	December 31, 2010
	(unaudited)
ASSETS
Current assets:
Cash, cash equivalents and investment securities	$33,493	$33,662
Accounts receivable, net	16,725	15,664
Inventories	7,274	8,054
Deferred tax asset, current, net	123	163
Other current assets	2,296	1,568
Total current assets	59,911	59,111
Property, plant and equipment, net	28,754	28,669
Goodwill	5,569	5,569
Other assets	266	346
Total assets	$94,500	$93,695

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$18,358	$18,599
Non-current liabilities	592	598
Stockholders’ equity	75,550	74,498
Total liabilities and stockholders’ equity	$94,500	$93,695

THE SPECTRANETICS CORPORATION
Supplemental Financial Information
(Unaudited)

Financial Summary	2010				2011
(000's, except laser sales and installed base amounts)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	1st Qtr

Disposable products revenue:
Vascular Intervention revenue	$15,504	$16,088	$14,569	$14,063	$14,679
Lead Management revenue	9,919	10,029	10,617	10,597	11,282
Total disposable products revenue	25,423	26,117	25,186	24,660	25,961

Service and other revenue	2,264	2,339	2,325	2,452	2,520

Laser revenue:
Equipment sales	—	313	799	825	617
Rental fees	1,323	1,256	1,267	1,368	1,324
Total laser revenue	1,323	1,569	2,066	2,193	1,941

Total revenue	29,010	30,025	29,577	29,305	30,422

Non-GAAP adjusted net income (loss) excluding special items (1)	(605)	31	1,531	1,437	N/A
Net income (loss)	(958)	91	(12,709)	513	(154)

Cash flow (used in) generated by operating activities	(693)	2,048	2,995	3,556	142
Total cash and current investment securities	21,058	21,894	26,427	33,662	33,493

Laser sales summary:
Laser sales from inventory	—	1	6	4	3
Laser sales from evaluation/rental units	—	1	—	2	3
Total laser sales	—	2	6	6	6

(1) Non-GAAP adjusted net income (loss) excluding special items is a non-GAAP financial measure. Please refer to the non-GAAP reconciliation tables following this table. There were no special items reported in the first quarter of 2011.

Worldwide Installed Base Summary:
Laser sales from inventory	—	1	6	4	3
Rental placements	17	10	13	10	30
Evaluation placements	5	5	5	2	8
Laser placements during quarter	22	16	24	16	41
Buy-backs/returns during quarter	(13)	(11)	(6)	(8)	(21)
Net laser placements during quarter	9	5	18	8	20
Total lasers placed at end of quarter	911	916	934	942	962

Reconciliation of Non-GAAP Financial Measures

To supplement the Company’s condensed consolidated financial statements prepared in accordance with GAAP, Spectranetics uses certain non-GAAP financial measures in this release. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP measures for the respective periods can be found in the tables below. An explanation of the manner in which the Company’s management uses these non-GAAP measures to conduct and evaluate its business and the reasons why management believes that these non-GAAP measures provide useful information to investors is provided following the reconciliation tables.

THE SPECTRANETICS CORPORATION
Reconciliation of Net Loss to Non-GAAP Adjusted Net Loss and Net Loss per Share to Non-GAAP Adjusted Net Loss per Share (000's, except per share data) (unaudited)

	Three Months Ended March 31,
	2011		2010
	Net loss	Impact per diluted share (1)	Net loss	Impact per diluted share (1)
Net loss, as reported	$(154)	$(0.00)	$(958)	$(0.03)
Federal investigation legal and other costs (2)			353	0.01
Non-GAAP adjusted net loss			$(605)	$(0.02)

__________________

1)
The impact per diluted share is calculated for the special items based on the fully diluted weighted average shares outstanding for all periods. The fully diluted weighted average shares were 34,060,276 and 34,428,603 for the three months ended March 31, 2011 and 2010, respectively.

2)
As previously disclosed in filings with the SEC, on September 4, 2008, the Company was jointly served by the FDA and U.S. Immigration and Customs Enforcement with a search warrant issued by the United States District Court, District of Colorado. The Company incurred significant legal and other expenses in this matter, beginning in the third quarter of 2008. The Company did not incur any federal income tax expense or benefit; accordingly, there is no tax effect associated with these costs.

Spectranetics uses the non-GAAP financial measures described in this release as supplemental measures of performance and believes these measures facilitate operating performance comparisons from period to period and company to company by factoring out potential differences caused by unusual or infrequent charges not related to the Company’s regular, ongoing business.

The Company’s management uses the non-GAAP financial measures used in this release to analyze the underlying trends in the Company’s business, assess the performance of the Company’s core operations, establish operational goals and forecasts that are used in allocating resources and evaluate the Company’s performance period over period and in relation to its competitors’ operating results.

Spectranetics believes that presenting the non-GAAP financial measures used in this release provides investors greater transparency to the information used by management for its financial and operational decision-making and allows investors to see the Company’s results “through the eyes” of management. Spectranetics also believes that providing this information better enables the Company’s investors to understand the Company’s operating performance and evaluate the methodology used by management to evaluate and measure such performance.

Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for the Company’s financial results prepared in accordance with GAAP. Some of the limitations associated with the Company’s use of these non-GAAP financial measures are:

•
Items such as the federal investigation legal and other costs that are excluded from net income (loss) and net income (loss) per share can have a material impact on cash flows, GAAP net income (loss) and net income (loss) per share and reflect economic costs to the Company which are not reflected in non-GAAP adjusted net income (loss) and non-GAAP adjusted net income (loss) per share.

•
Non-GAAP financial measures are not based on any comprehensive set of accounting rules or principles and therefore other companies may calculate similarly titled non-GAAP financial measures differently than Spectranetics, limiting the usefulness of those measures for comparative purposes.

•	The Company’s management exercises judgment in determining which types of charges or other items should be excluded from the non-GAAP financial measures Spectranetics uses.

Spectranetics provides detailed reconciliations of each non-GAAP measure to its most directly comparable GAAP measure. Spectranetics encourages investors to review these reconciliations.

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